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                                                                 EX-99.B13-purch




                                                            July 13, 1992



Board of Trustees
Jackson National Capital Management Funds
5901 Executive Drive
Lansing, Michigan  48911

         RE:     Subscription for Shares of Jackson National Capital Management
                 Funds

Dear Trustees:

         Jackson National Financial Services, Inc., the principal underwriter of Jackson National Capital Management Funds (the "Fund"), offers to purchase from the Fund 10,000 shares of beneficial interest in the Fund of the Jackson National Total Return Fund at $10.00 per share for an aggregate purchase price of $100,000 cash, all such shares to be validly issued, fully paid and non-accessible upon issuance of such shares and receipt of said payment by the Fund.

         These shares are not being purchased with any present intent of distributing or reselling the same to the public, and will be held for the investment of Jackson National Life Insurance Company.

                                                 Sincerely,

                                                 JACKSON NATIONAL FINANCIAL
                                                 SERVICES, INC.


                                                 By:____________________________
Accepted and agreed to this ____
day of ________________, 1992.

JACKSON NATIONAL CAPITAL
MANAGEMENT FUNDS


By:_______________________________